Exhibit 99.2

AMENDMENT NO. 3 TO THE BYLAWS

OF

PHARMACYTE BIOTECH, INC.

September 20, 2018

Pursuant to Article 8 of the Amended and Restated Bylaws (the “Bylaws”) of PharmaCyte Biotech, Inc., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), the Corporation hereby certifies that:

ONE: The Bylaws are hereby amended by this Amendment as follows:

Article 4, Section 2 is hereby deleted in its entirety and replaced with the following:

“Section 2. ANNUAL MEETINGS. The annual meeting of the Shareholders shall be held at such time and place as may be designated from time to time by the Board of Directors for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting.”

Article 4, Section 8 is hereby deleted in its entirety and replaced with the following:

“Section 8. QUORUM. The holders of one-third (1/3) of the voting power of the Corporation’s stock entitled to vote, present in person, or represented by proxy, shall constitute a quorum at all meetings of the Shareholders for the transaction of business except as otherwise provided by law, by the Articles of Incorporation, or by these By-Laws. If, however, such quorum shall not be present or represented at any meeting of the Shareholders, the shareholders entitled to vote, present in person, or represented by proxy, shall have the power to adjourn the meeting from time to time, until the requisite amount of voting power shall be present. At such adjourned meeting at which the requisite amount of voting power shall be represented, any business may be transacted which might have been transacted at a meeting as originally notified.

If a quorum be initially present, the Shareholders may continue to transact business until adjournment, notwithstanding the withdrawal of enough Shareholders to leave less than a quorum, if any action taken is approved by a majority of the voting power required to initially constitute a quorum.”

TWO: Except as expressly amended by the terms of this Amendment, all the terms and provisions of the Bylaws shall remain in full force and effect, and shall not be deemed modified, altered, or otherwise affected by this Amendment.

THREE: This Amendment has been duly adopted in accordance with the provisions of Article 8 of the Bylaws by the Board of Directors of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed by its Chief Executive Officer as of the date first written above.

PHARMACYTE BIOTECH, INC.

By: /s/ Kenneth L. Waggoner
Kenneth L. Waggoner, Chief Executive Officer